EXHIBIT 16.1

November 23, 2016

The Board of Directors

c/o Mr. Charles Rimlinger

Chief Executive Officer

Elite Data Services, Inc.

4447 N. Central Expressway

Suite 110-135

Dallas, TX 75204

Effective November 23, 2016, we will cease our services as your accountants. We have reached this decision reluctantly and after substantial deliberation.

We do not have any disagreement with management or the Company as of December 31, 2015.

/s/ Anton & Chia, LLP

Gregory A. Wahl, CPA

Managing Partner

cc: Office of the Chief Accountant

Mail Stop 6561

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549